Exhibit 99.2

Bakers Footwear Group, Inc.

First Quarter Fiscal 2007 Earnings Results

Excerpts from Conference Call

June 19, 2007

Operator: Good morning, ladies and gentlemen. My name is Nia and I will be your conference operator today. At this time I would like to welcome everyone to the Bakers Footwear Group First Quarter 2007 Results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer session. If you would like to pose a question during this time, please press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

It is now my pleasure to turn the floor over to your host, Allison Malkin of Integrated Corporate Relations. Ma'am you may begin your conference.

Allison Malkin: Thank you. Good morning, everyone.

Before we get started, I would like to remind you of the company's safe harbor language, which I'm sure you're all familiar with. The statements contained in this conference call, which are not historical facts, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those suggested in such statements due to a number of risks and uncertainties, all of which are described in the company's filings with the SEC.

And now, I would like to turn the call over to Bakers' Chairman and CEO, Peter Edison.

Peter Edison: Thank you, Allison. Good morning, everyone, and thank you for joining us to discuss our first quarter fiscal 2007 results. With me today is our President, Michele Bergerac; and Larry Spanley, our CFO. For this morning's call I will provide an overview of our first quarter results and update you as to our priorities as we begin the second quarter. Following this, Michele will highlight our first quarter sales in more detail, and then Larry will review our financials. Following my closing remarks we will open the call to answer the questions you have for us today.

Our first quarter performance reflected a lack of enthusiasm for our fashion footwear by our core customers and a disappointing response to our spring assortments across our key fashion categories. As a result, we were unable to match last year's sales despite our enhanced marketing efforts. This caused lower than expected sales and increased markdowns as we moved aggressively to clear seasonal inventory.

In total for the first quarter net sales were $49.3 million and comparable store sales declined 9.3%. Net loss per share totaled $0.15, versus diluted earnings per share of

$0.10 in the first quarter last year. Despite these results, we continue to advance our key long term strategies during the quarter.

Our catalog continues to prove successful in attracting new customers and showcasing our product and image in a format that our target audience prefers. During the quarter we mailed two catalogues, up from one last year. We also expanded circulation per catalog to 846,000 from 476,000 in the first quarter last year. For the year, we expect to mail a total of five catalogs.

During the quarter, we opened six new stores and remodeled four locations, and at quarter end we operated 258 locations. For the year, we plan to open eight to ten new stores. We remain confident in the long term potential for operating 600 Bakers and Wild Pair stores, and plan to continue new store openings as our results and capital resources allow. We know we can perform at a much higher level, and are intently focused on bringing back the innovation and flare that has made Bakers a preferred shopping destination for fashion forward consumers once again.

Our senior management team here has set a detailed series of objectives dedicated to improving our ability to identify new fashion trends, maximize their potential to deliver sales and profits. Part of this will be a more aggressive approach to pricing. We believe there is nothing wrong with our strategic positioning or fundamental market niche. We will not shift course on our strategy or our target customer despite rocky results. This erratic performance can sometimes happen in our business and we cannot let it take our eye off the ball. We will rededicate all of our efforts to excelling with our assortments designed to captivate young women.

On June 13th, we reached an agreement for a private placement of $4 million of subordinated convertible debentures. With this offering we have increased our financial flexibility to fund our working capital needs.

Our business in the second quarter has remained difficult, with comparable store sales in May down 15.1%. We will continue to plan conservatively our inventory and chase trends as they develop. Our entire management team is intently focused on improving results and we expect to deliver on this expectation this fall as we continue to focus on our proven strategy of offering unique and compelling fashion assortments at reasonable prices.

For the current year we estimate EBITDA, earnings before depreciation, [interest] and taxes, to be approximately $5.5 to $8 million as compared to 6.1 million last year which assumes sales will continue to trend below a year ago which we believe is prudent given the current environment. That said, we certainly hope to do better.

Michele?

Michele Bergerac: As Peter indicated, we were very disappointed with our first quarter performance. Lower than expected sales across our open categories more than offset trends in flat and branded footwear. Our Internet and catalog sales however continued to grow. This component of our sales increased 38.6% to $2.7 million in the first quarter. Currently we're working aggressively to bring fashion newness to our assortment so our stores are differentiated from [our] peers in the mall. At the same time we've increased our penetration in colors and materials which are strong selling categories. We will also plan to be more aggressive in our promotional stance. We believe our efforts will be effective in driving sales at improved margins. For the fall, we believe we've identified several exciting trends which could energize our customers and drive sales and profit. However, we will remain conservative with our investment in inventory. We will react to strong selling categories in season. Our customers are telling us she wants new and fresh products and good prices and we are responding appropriately. It's not a time to be safe with styling and we are not planning that approach.

Now, I'd like to turn the call over to Larry to review our financials in more detail.

Larry Spanley: Thank you, Michele.

Net sales for the 13 weeks ended May 5th, 2007 were [$]49.3 million compared to [$]49.8 million for the 13 weeks ended April 29th, 2006. Comparable store sales for the first quarter of fiscal 2007 decreased 9.3% versus a decrease of 0.8% in the first quarter of fiscal 2006.

Gross profit decreased 6.1% to [$]15.3 million or 31% of net sales from [$]16.3 million or 32.7% of net sales from the prior year period. The 170 point decline in gross margin was primarily due to greater than planned markdowns taken to clear inventory and higher occupancy costs, resulting from a lack of leverage on negative comps and the addition of 13 net new stores compared to the first quarter of last year.

Our selling expenses for the quarter were [$]11.9 million or 24.1% of net sales compared to [$]10.4 million or 20.9% of net sales in the first quarter last year. The 320 basis point increase in selling expenses was driven by higher store payroll and depreciation expenses related to new and remodeled stores, increased catalog production and mailing costs, along with web store marketing expenses.

General and administrative expenses for the quarter decreased to $4.6 million or 9.3% of net sales compared to [$]4.7 million or 9.4% of net sales in the prior year period as a result of decreased professional fees.

Net loss for the first quarter of fiscal 2007 was $1.0 million or $0.15 per share compared to net income of $700,000 or $0.10 per diluted share in the first quarter last year.

At the end of the quarter inventories remained tightly controlled decreasing $400,000 to [$]27.8 million from [$]28.2 million in the first quarter last year, despite the addition of 28 new stores. On comparable store basis inventories were down [$]2.4 million or 8.9% from the first quarter last year.

Capital expenditures for the first quarter were [$]2.5 million versus [$]4.8 million in the year ago period. For fiscal 2007 we anticipate capital expenditures to be approximately $6 million.

As Peter mentioned earlier in the call, we are estimating our EBITDA for fiscal 2007 to be between $5.5 and $8 million. Depreciation is estimated at [$]9.2 million this year. We estimate interest expense of between [$]1.3 to [$]1.6 million. Our income tax benefit will be between $1 million and [$]2.1 million, giving us an estimated net loss of [$]1.6 million to [$]3.3 million. Last year our EBITDA was [$]6.1 million; depreciation was [$]7.6 million, interest expense was [$]1.0 million, income tax benefit was [$]900,000 and our net loss was [$]1.5 [million]. A more detailed reconciliation of net loss to EBITDA is included in Table 1 of our earnings press release.

Peter Edison: In conclusion, we are committed to a strategy that results in improved operating performance and sustained growth in sales and earnings. We believe we operate in a great niche in the fashion footwear segment. We have the resources, capital and infrastructure to support our business and look forward to generating the type of results that lead to increased value for all Bakers Footwear shareholders.

Now, I'd like to turn the call over to the Operator to begin the question-and-answer portion.

Operator: At this time I would like to remind everyone, if you would like to pose a question, you may press star, one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

Your first question is coming from Liz Pierce of Roth Capital.

Liz Pierce: Good morning, Peter and everyone.

Peter Edison: Hi, Liz.

Liz Pierce: Peter, help me understand on the mix, your comments on like the fashion and perhaps what's going on with some of the other specialty retailers that are selling shoes. As we look at the store and we saw the colors, we saw the prints and thought that's great, what else -- I guess I'm trying to get my arms around what else do you need to get her to cross the lease line and convert her?

Peter Edison: The relevant competitors that you have to look at when you look at our business in my mind, would be people who are truly in the women's fashion brown shoe business. And that's the Nine West, and perhaps the Aldo's of the world. What's going on with other people it's really hard to comment because their business is so different than ours, and their customers different and the categories. I would put this season into a general category that would be described as, [...] we had the shoes that were fashioned right but this was a fashion run that wasn't particularly interesting to the customer compared to some other fashion runs. There are times when the fashion of the season is compelling and very exciting to a large percentage of the public and then there are times when it's not. There are certain aspects of flats that aren't as exciting as other categories can be and then there are certain aspects of special materials like the prints that the pocodots just don't go for everybody and so to me that's where I would put this season.

Liz Pierce: So if you had to do it over again, what would you do differently?

Peter Edison: Not a heck of a lot. I mean we would -- you know there's a few shoes you would buy differently. There's always 3 or 4% more you could have gotten but I think our assortment was solid and...

Liz Pierce: So I guess what you're really saying is that the flats, even though they continue to dominate kind of some of the newness, if you will, is just not what your customer, that more fashion forward customer wants.

Peter Edison: They're not the most feminine. They're not the most unflirtatious footwear you can have.

Liz Pierce: Okay. And then I guess based on what Michele was saying in terms of being more aggressive on promotion and implications for fall, can you perhaps provide any further clarity on what you mean by that?

Peter Edison: Well I guess some general comments. Some of the best results we've had during the spring has been when we've gotten more aggressive in pricing. When you look at the marketplace and you see some of the better results coming out of some of the value retailers, you know our business is never driven by prices but there are some seasons where price can be somewhat more important than other seasons and we seem to be in an inning where having compelling fashion at a value will be even more valuable than other seasons.

Liz Pierce: Okay. So does that imply that we're going to see more emails with coupons or...

Peter Edison: Probably not. I mean we have enough. The real question for us will be driving not running defensive promotions where you take prices off on shoes that are no longer at their fashion peak but how to sell more shoes of really current top fashion with a little more aggressive pricing.

Liz Pierce: Okay. And Peter, how did the remodeled stores perform, did they have they outperforming the chain?

Peter Edison: They continue to outperform the chain by about 15% which is almost exactly. They have been performing at 18%, they outperformed by 15% so far this spring. That's basically still an outstanding performance so...

Liz Pierce: Okay. And remind me, how many are you remodeling this year?

Peter Edison: I think four we've done in the spring and that's all we're announcing.

Liz Pierce: Okay. All right, I'll get back in the queue. Thanks.

Peter Edison: Thank, Liz.

Operator: Thank you. We ask everyone if you could please limit yourselves to two questions and one follow-up. Our next question is coming from Ronald Bookbinder of Sterne Agee.

Ronald Bookbinder: Good morning.

Peter Edison: Good morning, Ron.

Ronald Bookbinder: Did you run short of the flats or did you just have the inventory that was appropriate?

Peter Edison: Michele?

Michele Bergerac: I'm going to take this one and answer, it takes a couple of pieces to give you the full answer. There was very little interest this season in open footwear and that is where virtually all the declines came from. We identified this very early, probably as long ago as last summer and so we've run our open inventories very lean. There's a point in the season where the customer will not buy closed shoes at the velocity that she normally buys open. So we made a decision right or wrong that if we piled the closed inventory up to the sky we still would not get the return on it, so right now our open inventories are very much under control. We will end significantly under last year at the end of the season. And as I said, even the very best casual flats that sold early on at 10-20% quiet down in the summer to say a 3 or a 4. So in an attempt to really to control the inventory and lessen the exposure, we made a decision to just not keep throwing shoes at the wall.

Ronald Bookbinder: And, well along that line, the canvas category, that supposedly is doing pretty well, did you just not have enough of that or did you not see that trend or?

Michele Bergerac: We had less of it. We sold lots of it. I think if you visit with people around the country right now that the market is pretty maxxed out and most people's inventory in that category has slowed down. As it typically does, right now it goes through a lull in June and then comes back during back to school, the second half of July and August. But no, we sold well in excess of 100,000 pairs so far this season.

Ronald Bookbinder: Now, you said that there wasn't that much newness or there was a lot of sameness for your customer, with the shift from denim last year to more dresses this year, wasn't there enough of a change in fashion to drive some newness in footwear?

Michele Bergerac: I think in the context of, and you probably all get our catalogs and go in the stores, but within the context of fashions, I think there was some, but usually we need sort of a major fashion change to get her going and there wasn't enough to move the needle, no, in our opinion.

Ronald Bookbinder: Okay. And just lastly, the comps being down 15% for May, and the second quarter continues to be soft, is there any signs of June improving over May? Was there anything abnormal about May that you think drove it down in the 15% versus last year?

Peter Edison: The only thing in May that is abnormal is that the calendar shifted a week because of the 53rd week in last year. That had the impact of driving May down about 3% more than it would otherwise have been down. So that did sort of accentuate the May and that calendar shift of one week is going to be with us all year, so we don't usually talk about monthly comps and it gets softened over the course of the quarter but in any one month it can be important because the week we lost was in late April and was very high volume and the week we gained was in early June which is much lower volume.

Ronald Bookbinder: Okay, thank you.

Peter Edison: Thanks.

Operator: Thank you. Your next question is coming from RJ Hottovy of Next Generation Equity Research.

RJ Hottovy: Good morning, everyone.

Peter Edison: Good morning, RJ.

Michele Bergerac: Good morning.

RJ Hottovy: First question I had Peter or Michele on this one, could you just elaborate on some of the trends that you've identified for the fall? And what gives you added confidence that you're going to be able to overcome some of the negative trends that you had in the back half of last year?

Michele Bergerac: Sure, I'll take that one. I guess the best good news to start out with is how badly the sandals are doing because there's a point at the end of August where that number becomes significantly less important. So we have strength right now in all our closed categories and that's giving us a lot of confidence on a potential turnaround. In terms of specific categories, I'll start with all the material interest shoes that you all are probably seeing in the stores. We're getting great reads on plaid, on herring bone, on floral prints, and all these kinds of things, and we've gone out and developed significant all store inventories both in casual and in dress well into the third quarter on all those kinds of ideas, brocade, just everything does not look like a traditional (inaudible) shoe. The second thing would be platforms in a continuation of the platform trend she really likes getting out there and having the height, so we feel good about that. We don't see flats going away. We are getting off of a lot of the shoes we ran for say a year and in choosing new styles where we're getting new receipts, we feel very good about them. And we think it's going to be a good boot season. We started out strong last year and we really, really slowed up in the fourth quarter and we think that some of the boot categories we've identified are really going to give us a good run in boots this fall.

Peter Edison: Let me just add, RJ, nothing in our forecast implied that we thought business was going to move into the black this fall. It very well could, but those earnings forecast that we gave really have comps down anywhere mid single-digits to high single-digits against a very, very, very bad fall. So we thought it appropriate to plan that way and so I just want to make sure that you understand we're not expecting this turnaround to occur.

RJ Hottovy: No, that is helpful, Peter. I guess the second question I had is kind of a housekeeping question, but it just has to do with the private placement this morning. When is the first payment date on the interest on that, just in terms of timing so we can better set up our models?

Peter Edison: Well the first payment this year is December 31 and then the subsequent payments are June 30 and December 31 each year thereafter.

RJ Hottovy: Okay. Thank you and I'll hop back in the queue here.

Peter Edison: Thanks, RJ.

Operator: Thank you. Your next question is coming from Joseph George of Thomas Weisel Partners.

Joseph George: Good morning guys.

Peter Edison: Good morning, Joseph.

Joseph George: I'm just left with one question, are you planning to reduce your inventory levels further from the current levels?

Peter Edison: They will drift down, yes. As we're planning sales to be down that means you want less inventory so there'll be less deliveries to go with lower sales expectations that will lead to inventories drifting down.

Joseph George: Okay, got it. Thank you.

Peter Edison: Thank you.

Operator: Thank you. Your next question is coming from Rick Lodewisk of Searock Capital.

Peter Edison: Hi, Rick.

Rick Lodewisk: Hi. Thank you. It sounds like given what your plan is, financial plan is, that you should be about free cash flow positive, free cash flow neutral this year. And then related to that, the $4.0 million private placement you did is that to give you a little bit of headroom above your revolver or what's the thought process behind that?

Peter Edison: Yes, as you know my expectation and goal each year is to pay off our short term debt by the end of December. It gives me the cushion that I feel the business needs to operate in the right way. The debentures allow us to hopefully be able to do that if not come quite close. So that's really the purpose of it.

[...]

Rick Lodewisk: [...] And I guess I had one last question which is that seeing what's going on with Finish Line and Genesco and Payless, why wouldn't you guys consider strategic alternatives at this point in that bigger organizations gives you a lot of sort of purchasing cost benefit? You know yours is a cyclical fashion oriented business where you're going to have big ups and big downs, we're going through a period of an extended big down I guess and as a small private company those are tough to withstand and in fact sometimes you have to go out and issue $4 million of somewhat unattractive securities and so what's your thought process and why wouldn't you explore strategic alternatives at this point? You're a small company, you're a very cyclical company and there seems to be some desire among some of the bigger companies to consolidate the space.

Peter Edison: Rick, you know I really apologize, but we just don't talk about matters like that in an environment like this. If we had something to say we would release it along those lines. Rest assured that should -- you know we'll always do what's in the best interest of the shareholders.

Rick Lodewisk: But I guess when you... Let me ask you this then. When you went out to solicit the $4 million in the private placement, did you, and it sounds like it's a 9% interest rate or something like that, with a $9 price on it. Did you look at that piece of, that security versus all a whole bunch of different alternatives of things you could do to create shareholder value or was it just like we need some cash to give us a little head room so we're going to do this right now?

Peter Edison: You're asking me all the questions I have to apologize for my answer on. Unfortunately our lawyers have said all I can really do with the private placement is refer you to the press release and the disclosures about the private placement. So I have to do that.

Rick Lodewisk: Okay. I got ‘ya. Thanks a lot.

Peter Edison: Thanks, Rick.

Operator: Thank you. Once again, if you do have a question, you may press star, one on your telephone keypads.

Your next question is coming from John Zolidis of Buckingham Research.

Peter Edison: Hi, John.

John Zolidis: Hi, good morning.

Peter Edison: Good morning.

John Zolidis: I don't know if you guys monitor traffic in your stores, and so can look at transactions, is that something you pay attention to?

Peter Edison: We do. It's not a particularly great figure because what happens in our stores is that a lot of traffic comes by the front door but if they don't like what they see in the windows this season they don't come in, so you already have a traffic -- you get a different traffic count coming in the door than is going by the front of your store. And that really relates to, you know, in a good season you get a higher traffic count and so you think there's more customers. It's not really that there's more customers, it's that they liked what they saw so they came in. So yes, we have traffic counts and they usually come very close to mirroring the comp sales.

John Zolidis: Okay. So that conversion data is somewhat obscured or not particularly useful as a way of monitoring your business?

Peter Edison: It's not particularly useful.

John Zolidis: Okay. So, I was curious if you could talk about how much the under-performance in the first quarter, the difficult results were related to fashion missteps or fashion being unfavorable versus just an unfavorable environment or less people in the malls, that kind of thing. Is there a way that you could help us understand how much of what's going on is fixable or how much is a backdrop or how do you guys look at that internally?

Peter Edison: Yeah, I mean this is not a science for us, it's, this is you're asking really almost an opinion because there's really no way to tell. My general reactions to you will be the majority of it has to do with a less than compelling fashion season for young women's non-athletic footwear. If you -- my guess is if you go ask the young women that you know, did you buy a lot of shoes this season, and if they're our types of customers you'll get a lot of comments, "You know I didn’t buy as much this season. I just wasn't as interested." And that becomes the driving factor. There were some areas of softness. Obviously it's not 100%. That there's some evidence that some sharper pricing might help a few points. There's been some problem with the urban customer early on in the season which might be a point or two. So there's some down drafts in other places but the majority of it is non-compelling trends of the season.

John Zolidis: Okay, great. Thank you.

Peter Edison: Thanks, John.

Operator: Thank you. Your next question is a follow-up question coming from Liz Pierce of Roth Capital.

Liz Pierce: Hey, Peter. How did accessories perform in the quarter?

Peter Edison: Michele?

Michele Bergerac: Our accessories, handbags business remains very strong. We have had a lag in jewelry and this really started I would say at the point last year where the clothes no longer called for any jewelry. Nonetheless even in bad times as you know it's very profitable. But our accessory business, our handbag business, our dress bags, special occasion clutches, all of them have been very good. Scarves, hats, all very good.

Liz Pierce: So if you think about the qualities and the style and would there be reason to have -- raise the inventory commitment on those items that are trending well?

Michele Bergerac: Yes, and we have done that.

Liz Pierce: Okay. And Peter, on the catalog, are you going to continue to, if you're going to do, what, so it'll be three more the rest of the year, could you give us when those are going to drop and then is circulation going to be about double of where it was (inaudible) if you have the circulation?

Peter Edison: I'll have Michele...

Liz Pierce: Okay.

Michele Bergerac: Okay. We have really two and a half more. We have one in August. We have one in November and then we have a piece that mails in October that's not full blown color shoes, it's more of a boot presentation. We're at double until the fourth quarter and then we start easing off of that number because we raised the circulation last November.

Liz Pierce: Okay. So August will be about the same 850?

Michele Bergerac: We're looking at that right now in terms of raising it.

Liz Pierce: Okay. So you'll be raising it even higher.

Michele Bergerac: Yeah. One of the things we're really looking at right now is that, you know just going back to the traffic question, our numbers do indicate that mall traffic this season is down and so it's all a question of who's going to get her when she is shopping, whether it's online or in store. And one of the ways to avoid the gas prices and whatever else it is that's keeping her away, could be to mail more catalog.

Liz Pierce: And how are you tracking the coupon redemptions?

Michele Bergerac: We are.

Liz Pierce: And how is that performing?

Michele Bergerac: Umm...

Peter Edison: I want to add it in. It's performing quite well and one of the things that's going on in our business that you should be aware of is that if you look at an incremental dollar of an investment for us you actually get a stronger return mailing a catalog than building a store. So not that building a store isn't wonderful too, but when you're looking at tight dollars you're going to first take that money.

Liz Pierce: Okay. And then Peter, how did Wild Pair perform? I mean was it pretty much same takeaway, same issues?

Peter Edison: Yes. It almost never varies and it hasn't varied again.

Liz Pierce: All right, thanks.

Peter Edison: Okay.

Operator: Thank you. I'd now like to turn the call back over to management for any closing remarks.

Peter Edison: Thank you. Thanks everyone for your participation and support. We look forward to speaking with you again when we report second quarter results in September.

Operator: Thank you. This concludes today's teleconference. You may now disconnect.